Exhibit 3.3

CERTIFICATE OF INCORPORATION

OF

BANJO & MATILDA (USA), INC.

FIRST. The name of the corporation is Banjo & Matilda (USA), Inc.

SECOND. The address of the corporation's registered office in the State of Delaware is Suite C-201, 3801 Kennett Pike, Greenville, County of New Castle 19807. The name of its registered agent at such address is Bayard J.Snyder (#9195989).

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The total number of shares which the corporation shall have authority to issue is 1,000 shares of capital stock, and the par value of each such share is $.001 per share.

FIFTH. The name and mailing address of the incorporator is Bayard J. Snyder, 3801 Kennett Pike, Suite C-201, Greenville, DE 19807.

SIXTH. The Board of Directors of the corporation is expressly authorized to make, alter or repeal by-laws of the corporation, but the stockholders may make additional by-laws and may alter or repeal any by-law whether adopted by them or otherwise.

SEVENTH. Elections of directors need not be by written ballot, except and to the extent provided in the by-laws of the corporation.

The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed and that the facts stated therein are true.

/s/ Bayard J. Snyder Bayard J. Snyder (#9195989)

Date: October 14, 2013

Cert of Corp-Sanjo· & Matilda.frm